Exhibit 99

Shareholder and Financial Analyst Contact:
Jim Jacobson Director of Investor Relations Phone: (515) 284-2633 E-Mail: jim.jacobson@meredith.com

Media Contact:
Art Slusark Vice President-Corporate Communications Phone: (515) 284-3404 E-Mail: art.slusark@meredith.com

MEREDITH CORPORATION REPORTS
RECORD EARNINGS FOR FISCAL 2005

Fourth Quarter Earnings Per Share Increase 15 Percent

DES MOINES, IA (July 27, 2005)-Meredith Corporation (NYSE: MDP) today reported record earnings for fiscal 2005. The Company's earnings grew 23 percent to $128.1 million and earnings per share increased 25 percent to $2.50 before the $0.02 cumulative benefit of a change in accounting principle related to option expensing. Total revenues and total advertising revenues grew 5 percent.

Fourth quarter net earnings rose 12 percent to $42.2 million and earnings per share increased 15 percent to $0.83. Total revenues increased 8 percent and total advertising revenues grew 4 percent.

"Fiscal 2005 was an outstanding year for Meredith," said William T. Kerr, Chairman and CEO. "We produced the best earnings in our 103-year history, and on July 1, 2005 we completed the most significant Publishing transaction as well. The acquisition of Parents, Child, Fitness, Family Circle and Ser Padres magazines broadens our magazine portfolio to reach younger women and furthers our strategy to serve the Hispanic market. Additionally, we extended our marketing services capabilities and increased audience share at our television stations. These actions enhance our ability to sustain strong earnings growth in fiscal 2006 and beyond."

Operating Highlights

Publishing

For fiscal 2005, Publishing operating profit increased 10 percent to $174.3 million and operating profit margin improved from 18.1 percent to 19.2 percent. This performance reflects profit growth in magazines, books, integrated marketing and interactive media. Total revenues grew 4 percent and advertising revenues rose 2 percent. Publishing expenses increased 3 percent, including a 5 percent increase in paper costs.

The Company increased its circulation contribution in fiscal 2005. Meredith continued to invest in its long-term direct-to-publisher circulation model by increasing its direct mail volume considerably in fiscal 2005.

Meredith Integrated Marketing posted strong results in fiscal 2005, reflecting growth from new and existing clients. Meredith Books produced record operating profit, reflecting its expansion into the children's market and growth in traditional categories such as gardening, cooking, do-it-yourself and home design.

In the fourth quarter, Publishing revenues grew 10 percent. Operating profit rose 9 percent, primarily due to strong profit growth in books, partially offset by higher paper costs. Meredith also made strategic investments in the quarter in circulation initiatives and the September 2005 launch of Siempre Mujer-its Spanish-language women's lifestyle magazine.

Publishing advertising strengthened in the fourth quarter. Advertising revenues grew 8 percent as most of the Company's magazines and its interactive media operations posted strong gains. Meredith experienced strength in the food, cosmetics, travel and automotive categories, partially offset by declines in the home and household supply categories.

Broadcasting

For fiscal 2005, Broadcasting operating profit increased 25 percent to $86.7 million. Earnings before interest, taxes, depreciation and amortization (EBITDA) grew 20 percent and EBITDA margin improved from 31.8 percent to 35.2 percent.

Total revenues increased 8 percent to $312.5 million in fiscal 2005, reflecting $18.8 million in net political advertising revenues compared with $6.1 million in fiscal 2004. Meredith also benefited from strength in local advertising and revenues from its new WB affiliate in Chattanooga and its joint sales agreement with the WB affiliate in Kansas City. Non-political advertising revenues grew 4 percent.

In the fourth quarter, operating profit and EBITDA declined 6 and 4 percent, respectively. Total revenues were flat, reflecting a $3.4 million decrease in net political advertising revenues from the prior year and a decline in national advertising, offset by strength in local advertising and revenues from the stations in Chattanooga and Kansas City. Non-political advertising revenues grew 4 percent.

Meredith continued its late news share improvement for certain key markets in the May ratings book for the important adult 25-54 demographic group. The Company's stations in its two largest markets-Atlanta and Phoenix-increased audience share 40 and 29 percent, respectively. In Kansas City, Meredith grew audience share 42 percent.

The Company posted strong audience share for most of its morning newscasts in the May book. In Portland and Hartford, Meredith's stations captured approximately one-third of the television audience. In Nashville, Kansas City and Saginaw, the Company's stations garnered approximately one-fourth of the viewers.

OTHER FINANCIAL INFORMATION

The Company generated $170.9 million in cash flow from operations in fiscal 2005. During the year, Meredith repurchased $97.5 million of its stock, reduced debt $50 million, invested $35.4 million to enter a joint sales agreement with the WB affiliate in Kansas City and to acquire the WB affiliate in Chattanooga, and paid $25.8 million in dividends. The Company repurchased approximately 1.96 million shares in fiscal 2005 compared with approximately 750,000 shares in the prior-year. Capital expenditures were $23.8 million in fiscal 2005. Net interest expense decreased from $22.5 million in fiscal 2004 to $19 million in fiscal 2005.

All earnings per share figures in the text of this release are diluted. Both basic and diluted earnings per share can be found in the attached statements of earnings.

SUBSEQUENT EVENT

On July 1, 2005, Meredith closed its acquisition of Parents, Child, Fitness, Family Circle and Ser Padres magazines for $350 million in cash. The Company completed a new $300 million private placement of senior notes and financed the balance under existing credit facilities.

OUTLOOK

For fiscal 2006, Meredith expects earnings per share will approximate $2.80, representing 12 percent growth from the $2.50 it earned in fiscal 2005. The Company believes earnings per share will grow in the 8 to 10 percent range in the first half of fiscal 2006 and in the mid-teens in the second half of the year. This outlook is consistent with the guidance the Company provided at the Mid-Year Media Review, as well as its previously stated long-term financial objective for a non-political year.

For the full year, in Publishing, Meredith expects solid growth in advertising revenue and circulation contribution, modest accretion from its newly acquired magazines, and growth from its book and integrated marketing operations-partially offset by a mid-to-high teen increase in paper prices and a mid-single digit increase in postage rates. In Broadcasting, the Company anticipates its results will reflect the absence of political advertising, continued weakness in national advertising and strength in local advertising.

For the first quarter of fiscal 2006, the Company expects earnings per share will approximate $0.50 compared with $0.46 in the first quarter of fiscal 2005. On a comparable basis, excluding the newly acquired magazines, Publishing advertising revenues are anticipated to grow in the low-to-mid single digits. Total Publishing advertising revenues are expected to increase significantly primarily due to the addition of the new titles. Broadcast pacings, which are a snapshot in time and change frequently, are currently up slightly, reflecting the absence of political advertising and continued weakness in national advertising, offset by strength in local advertising.

CONFERENCE CALL WEB CAST

Meredith will host a conference call on July 27, 2005 at 9:30 a.m. EDT (8:30 a.m. CDT) to discuss fiscal 2005 results. A live web cast will be accessible to the public on the Company's web site www.meredith.com.

RATIONALE FOR USE AND ACCESS TO NON-GAAP MEASURES

Non-GAAP measures such as EBITDA should be construed not as alternative measures of, but as supplemental information regarding, the Company's net earnings and income from operations as defined under GAAP.

Management uses and presents GAAP and non-GAAP results to evaluate and communicate the performance of the Company. Because of EBITDA's focus on results from operations before depreciation and amortization, management believes that EBITDA provides an additional analytical tool to clarify the Company's results from core operations and delineate underlying trends. EBITDA is a common alternative measure of performance used by investors and financial analysts. Meredith does not use EBITDA as a measure of liquidity, nor is EBITDA necessarily indicative of funds available for management's discretionary use.

Reconciliations of GAAP to non-GAAP measures are included in Table 1. The attached financial statements and reconciliation tables will be made available on the Company's web site. Interested parties should go to http://www.meredith.com/investors/index.html and click on "GAAP-Non-GAAP Reconciliation" in the navigation bar on the left side of the page.

SAFE HARBOR

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the Company's operations. Statements in this announcement that are forward-looking include, but are not limited to, the statements regarding: first quarter fiscal 2006 expectations for Broadcast pacings, Publishing advertising revenues, and earnings per share, along with fiscal 2006 expectations for Publishing advertising revenues, circulation contribution, accretion from the new magazines, paper prices, postage rates; and political, national and local advertising at the Company's television stations.

Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national, or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; changes in consumer reading, purchase, and/or television viewing patterns; unanticipated increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company's industries; unexpected changes in interest rates; and any acquisitions and/or dispositions. The Company undertakes no obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise.

ABOUT MEREDITH CORPORATION

Meredith (www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, integrated marketing and interactive media. The Meredith Publishing Group is the leading magazine publisher serving women, reaching more than 75 million American women. The group features 24 subscription magazines-including Better Homes and Gardens, Ladies' Home Journal, Parents, Child, Fitness, Family Circle and American Baby-and approximately 150 special interest publications. Meredith owns or operates 14 television stations, including properties in top-25 markets such as Atlanta, Phoenix and Portland, and an AM radio station.

Meredith has approximately 350 books in print and has established marketing relationships with some of America's leading companies including The Home Depot, DIRECTV, DaimlerChrysler, Wal-Mart and Carnival Cruise Lines. Meredith's consumer database, which contains approximately 80 million names, is one of the largest domestic databases among media companies and enables magazine and television advertisers to target marketing campaigns precisely. Additionally, Meredith has an extensive Internet presence that includes 32 web sites and strategic alliances with leading Internet destinations.

Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings - Unaudited

	Three Months			Twelve Months
	Ended June 30		Percent Change	Ended June 30		Percent Change
	2005	Restated* 2004		2005	Restated* 2004
(In thousands except per share data)
Revenues
Advertising	$201,448	$193,083	4.3%	$737,079	$703,969	4.7%
Circulation	64,588	65,466	(1.3)%	243,637	248,579	(2.0)%
All other	66,320	50,501	31.3%	240,573	209,104	15.0%
Total revenues	332,356	309,050	7.5%	1,221,289	1,161,652	5.1%
Operating costs and expenses
Production, distribution and editorial	135,353	125,024	8.3%	524,641	502,494	4.4%
Selling, general and administrative	114,628	108,190	6.0%	433,289	431,824	0.3%
Depreciation and amortization	9,297	8,961	3.7%	35,305	35,243	0.2%
Total operating costs and expenses	259,278	242,175	7.1%	993,235	969,561	2.4%
Income from operations	73,078	66,875	9.3%	228,054	192,091	18.7%
Interest income	104	101	3.0%	803	225	256.9%
Interest expense	(4,369)	(5,518)	(20.8)%	(19,805)	(22,726)	(12.9)%
Earnings before income taxes and cumulative
effect of change in accounting principle	68,813	61,458	12.0%	209,052	169,590	23.3%
Income taxes	26,631	23,780	12.0%	80,903	65,631	23.3%
Earnings before cumulative effect of
change in accounting principle	$42,182	$37,678	12.0%	$128,149	$103,959	23.3%
Cumulative effect of change in accounting
principle, net of taxes	-	-	-	893	-	100.0%
Net earnings	$42,182	$37,678	12.0%	$129,042	$103,959	24.1%

Basic earnings per share
Before cumulative effect of change in accounting principle	$0.86	$0.75	14.7%	$2.57	$2.07	24.2%
Cumulative effect of change in accounting principle	-	-	-	0.02	-	100.0%
Net basic earnings per share	$0.86	$0.75	14.7%	$2.59	$2.07	25.1%
Basic average shares outstanding	49,281	50,335	(2.1)%	49,777	50,214	(0.9)%

Diluted earnings per share
Before cumulative effect of change in accounting principle	$0.83	$0.72	15.3%	$2.50	$2.00	25.0%
Cumulative effect of change in accounting principle	-	-	-	0.02	-	100.0%
Net diluted earnings per share	$0.83	$0.72	15.3%	$2.52	$2.00	26.0%
Diluted average shares outstanding	50,557	52,062	(2.9)%	51,220	51,926	(1.4)%

Dividends paid per share	$0.14	$0.12	16.7%	$0.52	$0.43	20.9%

* Restated to reflect the expensing of share-based compensation.

Meredith Corporation and Subsidiaries
Segment Information - Unaudited

	Three Months Ended June 30			Twelve Months Ended June 30
	2005	Restated* 2004	Percent Change	2005	Restated* 2004	Percent Change
(In thousands)
Revenues
Publishing	$252,819	$229,094	10.4%	$908,790	$873,052	4.1%
Broadcasting:
Non-political advertising	77,715	74,805	3.9%	287,514	275,851	4.2%
Political advertising	151	3,596	(95.8)%	18,834	6,055	211.0%
Other revenues	1,671	1,555	7.5%	6,151	6,694	(8.1)%
Total broadcasting	79,537	79,956	(0.5)%	312,499	288,600	8.3%
Total revenues	$332,356	$309,050	7.5%	$1,221,289	$1,161,652	5.1%

Operating Profit
Publishing	$56,615	$52,105	8.7%	$174,251	$158,028	10.3%
Broadcasting	24,003	25,538	(6.0)%	86,662	69,372	24.9%
Unallocated corporate	(7,540)	(10,768)	30.0%	(32,859)	(35,309)	6.9%
Income from operations	73,078	66,875	9.3%	228,054	192,091	18.7%

Depreciation & amortization
Publishing	$2,801	$2,499	12.1%	$9,832	$9,904	(0.7)%
Broadcasting	6,062	5,652	7.3%	23,263	22,315	4.2%
Unallocated corporate	434	810	(46.4)%	2,210	3,024	(26.9)%
Total depreciation & amortization	$9,297	$8,961	3.7%	$35,305	$35,243	0.2%

EBITDA
Publishing	$59,416	$54,604	8.8%	$184,083	$167,932	9.6%
Broadcasting	30,065	31,190	(3.6)%	109,925	91,687	19.9%
Unallocated corporate	(7,106)	(9,958)	28.6%	(30,649)	(32,285)	5.1%
Total EBITDA	$82,375	$75,836	8.6%	$263,359	$227,334	15.8%

* Restated to reflect the expensing of share-based compensation.

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets - Unaudited

Assets	June 30 2005	Restated* June 30 2004
(In thousands)
Current assets
Cash and cash equivalents	$29,788	$58,723
Accounts receivable, net	176,669	164,876
Other current assets	98,038	90,415
Total current assets	304,495	314,014
Property, plant and equipment, net	192,956	195,799
Other assets	90,407	90,843
Intangibles, net	707,068	673,968
Goodwill	196,382	191,303
Total assets	$1,491,308	$1,465,927

Liabilities and Shareholders' Equity	June 30 2005	Restated* June 30 2004
(In thousands)
Current liabilities
Current portion of long-term debt	$125,000	$75,000
Accounts payable and accruals	167,988	143,632
Other current liabilities	146,092	152,118
Total current liabilities	439,080	370,750
Long-term debt	125,000	225,000
Other noncurrent liabilities	275,401	260,206
Total liabilities	839,481	855,956
Shareholders' equity
Common stock	39,700	40,802
Class B stock	9,596	9,683
Other shareholders' equity	602,531	559,486
Total shareholders' equity	651,827	609,971
Total liabilities and shareholders' equity	$1,491,308	$1,465,927

* Restated to reflect the expensing of share-based compensation.

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows - Unaudited

Years Ended June 30	2005	Restated* 2004
(In thousands)
Net cash provided by operating activities	$170,904	163,025

Cash flows from investing activities
Acquisitions of businesses	(35,387)	-
Additions to property, plant, and equipment	(23,845)	(24,535)
Proceeds from dispositions of property, plant and equipment	2,050	-
Other	3,401	(2,363)
Net cash (used) by investing activities	(53,781)	(26,898)

Cash flows from financing activities
Long-term debt incurred	85,000	20,000
Repayment of long-term debt	(135,000)	(95,000)
Proceeds from common stock issued	23,438	26,315
Purchases of Company stock	(97,458)	(37,416)
Dividends paid	(25,828)	(21,608)
Excess tax benefits from share-based payments	3,288	8,011
Other	502	-
Net cash (used) by financing activities	(146,058)	(99,698)

Net (decrease) increase in cash and cash equivalents	(28,935)	36,429
Cash and cash equivalents at beginning of year	58,723	22,294
Cash and cash equivalents at end of year	$29,788	$58,723

* Restated to reflect the expensing of share-based compensation.

Meredith Corporation and Subsidiaries Supplemental Disclosures Regarding Non-GAAP Financial Measures	Table 1

Consolidated EBITDA, which is reconciled to net earnings in the following tables, is defined as earnings before interest, taxes, depreciation and amortization.
Segment EBITDA is a measure of segment earnings before depreciation and amortization.
Segment EBITDA margin is defined as segment EBITDA divided by segment revenues.

	Three Months ended June 30
	2005
	Publishing	Broadcasting	Unallocated Corporate	Total
(In thousands)
Revenues	$252,819	$79,537	$-	$332,356
Operating profit	$56,615	$24,003	$(7,540)	$73,078
Depreciation and amortization	2,801	6,062	434	9,297
EBITDA	$59,416	$30,065	$(7,106)	82,375
Less:
Depreciation and amortization				(9,297)
Net interest expense				(4,265)
Income taxes				(26,631)
Net earnings				$42,182
Segment EBITDA margin	23.5%	37.8%

	Three Months ended June 30
	2004 - Restated*
	Publishing	Broadcasting	Unallocated Corporate	Total
(In thousands)
Revenues	$229,094	$79,956	$-	$309,050
Operating profit	$52,105	$25,538	$(10,768)	$66,875
Depreciation and amortization	2,499	5,652	810	8,961
EBITDA	$54,604	$31,190	$(9,958)	75,836
Less:
Depreciation and amortization				(8,961)
Net interest expense				(5,417)
Income taxes				(23,780)
Net earnings				$37,678
Segment EBITDA margin	23.8%	39.0%

* Restated to reflect the expensing of share-based compensation.

Meredith Corporation and Subsidiaries Supplemental Disclosures Regarding Non-GAAP Financial Measures	Table 1 (continued)

	Twelve Months ended June 30
	2005
	Publishing	Broadcasting	Unallocated Corporate	Total
(In thousands)
Revenues	$908,790	$312,499	$-	$1,221,289
Operating profit	$174,251	$86,662	$(32,859)	$228,054
Depreciation and amortization	9,832	23,263	2,210	35,305
EBITDA	$184,083	$109,925	$(30,649)	263,359
Less:
Depreciation and amortization				(35,305)
Net interest expense				(19,002)
Income taxes				(80,903)
Earnings before cumulative effect of change in accounting principle				$128,149
Segment EBITDA margin	20.3%	35.2%

	Twelve Months ended June 30
	2004 - Restated *
	Publishing	Broadcasting	Unallocated Corporate	Total
(In thousands)
Revenues	$873,052	$288,600	$-	$1,161,652
Operating profit	$158,028	$69,372	$(35,309)	$192,091
Depreciation and amortization	9,904	22,315	3,024	35,243
EBITDA	$167,932	$91,687	(32,285)	227,334
Less:
Depreciation and amortization				(35,243)
Net interest expense				(22,501)
Income taxes				(65,631)
Net earnings				$103,959
Segment EBITDA margin	19.2%	31.8%

* Restated to reflect the expensing of share-based compensation.